Exhibit 10.47

AGREEMENT AND GENERAL RELEASE

Penthouse Media Group Inc., 2 Penn Plaza, 11th Floor, New York, New York 10121 (hereinafter “the Employer”) and Diane M. Silberstein, 1185 Park Avenue Apt. #10E, New York, New York 10128, her heirs and executors, (collectively referred to throughout this Agreement as “Employee”), agree that:

1.

Termination of Employment Agreement.  The parties agree that the Employment Agreement between Employee and the Employer dated January 3, 2006 (the “Employment Agreement”) will terminate as of April 15, 2008, and shall be null and void and of no further force and effect and neither party shall have any further obligation to the other pursuant to the Employment Agreement, except as otherwise specifically provided in this Agreement.  Employee and Employer relinquish and forever waive any and all rights in or claims that they now have or may have under the Employment Agreement, except as otherwise specifically provided in this Agreement.  Employee represents that with the termination of the Employment Agreement she has no other present or future contract or agreement of employment with the Employer, whether written or oral, express or implied.

2.

Last Day of Employment.  Employee’s last day of employment with the Employer is/was April 15, 2008.

3.

Consideration.  In consideration for signing this Agreement and General Release and Employee’s compliance with its terms, Employer agrees:

a.

to pay to Employee the total sum of $625,000.00, less applicable payroll deductions and lawful withholdings.  This amount represents fifteen (15) months’ pay at Employee’s regular rate of pay.  The Employer agrees to pay this amount to the Employee in equal semi-monthly installments of $20,833.33, less applicable deductions and lawful withholdings, beginning the next regular pay period following the Employer’s receipt of this Agreement and General Release and the letter from the Employee in the form attached hereto as Exhibit “A,” both signed by the Employee, and

b.

if Employee elects to continue coverage under the Company’s group health insurance plans in accordance with the continuation requirements of COBRA, the Employer shall reimburse Employee for the cost of said coverage upon proof of payment beginning with the month in which the Employee executes and fails to revoke this Agreement and General Release, and ending with the last month the Employee receives semi-monthly installments provided in subpart “a.” above. Thereafter, Employee shall continue such COBRA coverage for the remainder of the COBRA period, solely at Employee’s own expense.  COBRA will be reimbursed to Employee within 21 days of Employer receiving proof of payment.

4.

No Consideration Absent Execution of this Agreement.  Employee understands and agrees that she has been provided good and sufficient consideration set forth in Paragraph “3” above in exchange for her execution of this Agreement and General Release and the fulfillment of the promises contained herein.

5.

General Release of All Claims.  Employee knowingly and voluntarily releases and forever discharges Penthouse Media Group Inc., its parent corporation, affiliates, subsidiaries, divisions, insurers, (and any predecessors, successors and assigns thereof), and their current and former employees, members, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

•

Title VII of the Civil Rights Act of 1964;

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Sections 1981 through 1988 of Title 42 of the United States Code;

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The Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified retirement benefit plan);

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The Civil Rights Act of 1991;

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The Immigration Reform and Control Act;

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The Americans with Disabilities Act of 1990;

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The Age Discrimination in Employment Act of 1967;

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The Older Worker Benefit Protection Act;

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The Workers Adjustment and Retraining Notification Act;

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The Occupational Safety and Health Act;

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The Sarbanes-Oxley Act of 2002;

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The Labor Management Relations Act;

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The Rehabilitation Act of 1973;

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The Fair Credit Reporting Act;

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The New York State Executive Law;

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The New York State Human Rights Law;

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The New York State Labor Law;

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The New York State Civil Rights Law;

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The New York Wage Hour And Wage Benefits Law;

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The New York Minimum Wage Law;

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The Retaliation/Discrimination provisions of the New York Workers’ Compensation Law;

•

The New York City Human Rights Law;

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Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•

Any public policy, contract, tort, or common law; or

•

Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Notwithstanding the above, nothing in this release is intended to release or waive rights to COBRA, any existing rights of defense and indemnity or liability insurance coverage under Paragraph 12 of the Employment Agreement, or unemployment insurance benefits.

6.

Acknowledgments and Affirmations.

Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against Releasees.

Employee also affirms that she has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled.  Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

Employee further affirms that she has no known workplace injuries or occupational diseases.

Employee also affirms that she has not divulged any proprietary or confidential information of the Employer, and will continue to maintain the confidentiality of such information consistent with the Employer’s policies and Employee’s agreements with the Employer (as set forth in the Paragraphs 13 and 14 of the Employment Agreement) and/or common law.

Employee further affirms that she has not been retaliated against for reporting any allegations of wrongdoing by the Employer or its officers, including any allegations of corporate fraud.  Both Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency.  To the extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

7.

Confidentiality and Return of Property.  Employee agrees not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Agreement and General Release, except to Employee’s significant other and family, financial planners, , tax advisors, and/or attorneys with whom Employee chooses to consult regarding Employee’s consideration of this Agreement and General Release.  Employee will instruct significant other and family, financial planners, tax advisors and/or attorneys that any information regarding the underlying facts leading up to or the existence or substance of this Agreement and General Release is confidential and is not to be divulged to other parties. . However, nothing in this paragraph shall preclude Employee from: (1) communicating or cooperating with any appropriate federal, state or local government agency; or (2) responding to any lawfully-issued subpoena, court order or other compulsory legal process provided that he notify the Employer in writing in advance and cooperate with the Employer as requested to protect Employer’s confidential information.  Employee affirms that Employee has returned all of the Employer’s property, documents, and/or any confidential information in Employee’s possession or control.  Any such materials and other property of the Employer that the Employee possesses must be returned within seven (7) days of the Employee’s last day of employment to Mr. Paul Asher, Vice President, Operations or his designee. Employee also affirms that she is in possession of all of her property that Employee had at the Employer’s premises and that the Employer is not in possession of any of Employee’s property.  Immediately upon Employee’s execution of this Agreement, Employee agrees to deliver to the Employer without copying or reproducing:  (1) all documents, files, notes, memoranda, manuals, computer files, computer disks, computer databases, computer programs and/or other storage medium within the possession or control of Employee or her agents that reflect any trade secrets, privileged information, confidential information, financial information, personnel/employee information, client information and/or proprietary information regarding releasees and/or releasees’ current, former or prospective customers or business relationships; and (2) all items or other forms of property and/or equipment belonging to releasees and/or to releasees’ current, former or prospective customers or clients within the possession or control of Employee or her agents, including but not limited to keys, credit cards, furniture, electronic equipment, business equipment, home office equipment and lists of current, former or prospective customers.  Immediately upon Employee’s execution of this Agreement, Employee agrees to delete any trade secrets, privileged information, confidential information, financial information, personnel/employee information, customer or client information, or proprietary information relating to releasees and/or to releasees’ current, former or prospective customers or clients from any computer hard drive or computer system within the possession or control of Employee or her agents that is not located on the Employer’s premises. Nothing in this paragraph will prevent Employee from retaining any documents in her possession or control concerning the employee benefits and/or compensation she received from the Employer. Employer agrees to reimburse Employee within 14 days of submitting proof of any outstanding business expenses incurred during employment.  Employee agrees she will submit a request for reimbursement of any outstanding business expense, with appropriate supporting proof, on or before May 9, 2008.

8.

Future Cooperation.  With respect to any threatened, pending or future litigations, administrative or arbitration proceedings, investigations, or other legal proceedings (as well as demands or asserted claims) involving any subject related to Employer and/or any aspect of Employee’s employment about which Employee possesses relevant knowledge, Employee agrees to cooperate fully with Employer in preparing for such proceedings and/or the defense of any current or former officers, directors, trustees, administrators, executors, agents, employees, successors or assigns who are involved in such proceedings, and in appearing as a witness at trial, deposition, hearing or any other forum. Employee agrees her cooperation pursuant to this Paragraph will continue for all matters filed or initiated within three (3) years following her execution of this Agreement and General Release.  To the extent Employee incurs any reasonable expenses with respect to such participation she will be reimbursed by Employer.

9.

Governing Law and Jury Waiver.  This Agreement shall be governed and conformed in accordance with the laws of the State of New York, without regard to the State’s conflicts of laws provisions.  If Employee or Employer breaches any provision of this Agreement, Employee and Employer affirm that Employee or Employer may institute an action: (1) to specifically enforce any term or terms of this Agreement; (2) to recover damages resulting from such breach in an amount to be determined by a court of competent jurisdiction; and/or (3) to seek any other legal or equitable relief permitted by law, including but not limited to injunctive relief.  In the event the Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm that either may institute an action to specifically enforce any term or terms of this Agreement and General Release, and the prevailing party shall be entitled to recover from the other attorney’s fees incurred in any such action. Employee and Employer agree that any action or proceeding relating to the enforcement of this Agreement will only be brought in a court located in the State of New York, New York County, and that any such action or proceeding will be heard without a jury or an advisory jury.  Employee and Employer waive their respective rights to bring any such action, or proceeding in any other jurisdiction, or to have any such action or proceeding heard before a jury or an advisory jury.  The court will have the authority to award attorneys’ fees to a prevailing party (including the costs associated with any fee application).

10.

Severability.  Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

11.

Nondisparagement.  Employee agrees that she shall not, directly or indirectly, in public or private, deprecate, impugn, disparage, or make any remarks that would tend to or be construed to tend to defame any of the Releasees, nor shall Employee assist any other person, firm or company in so doing.  Employer agrees that its executive management shall not , directly or indirectly, in public or private, deprecate, impugn, disparage, or make any remarks that would tend to or be construed to tend to defame Employee, nor shall Employer’s executive management assist any other person, firm or company in so doing.

12.

Nonadmission of Wrongdoing.  The parties agree that neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at anytime for any purpose as an admission by either party, or evidence of any liability or unlawful conduct of any kind.

13.

Amendment.  This Agreement and General Release may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement and General Release.

14.

Survival of Restrictive Covenant, Confidentiality and Intellectual Property Provisions of the Employment Agreement.  Notwithstanding anything in this Agreement to the contrary, Employee and Employer agree that the provisions relating to “Intellectual property and confidentiality,” “Confidentiality (Non-Compete)” as set forth in Paragraphs 13 and 14of the Employment Agreement shall remain in full force and effect.

15.

Successors and Assigns.  This Agreement shall be binding on the Employer and any successor thereto, whether by reason of merger, consolidation, occurrence of a Change in Control, or otherwise.  The duties and obligations of Employee may not be assigned by Employee.

16.

Entire Agreement.  This Agreement and General Release sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, except Employee’s obligations to comply with Paragraphs 13 and 14 of the Employment Agreement, which shall remain in full force and effect.  Employee acknowledges that she has not relied on any representations, promises, agreements of any kind made to Employee in connection with Employee’s decision to enter into this Agreement, except for those set forth in this Agreement.

EMPLOYEE IS ADVISED THAT SHE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS AGREEMENT AND GENERAL RELEASE.  EMPLOYEE IS ADVISED THAT IN SIGNING THIS AGREEMENT AND GENERAL RELEASE SHE IS WAIVING ANY AND ALL POTENTIAL CLAIMS AS SET FORTH IN PARAGRAPH “5,” INCLUDING THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967.

EMPLOYEE MAY REVOKE THIS AGREEMENT AND GENERAL RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS

AGREEMENT AND GENERAL RELEASE.  ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO PAUL ASHER, VICE PRESIDENT, OPERATIONS, AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE.”  THE REVOCATION MUST BE PERSONALLY DELIVERED TO PAUL ASHER, VICE PRESIDENT, OPERATIONS OR HIS DESIGNEE, OR MAILED TO MR. PAUL ASHER, VICE PRESIDENT, OPERATIONS, PENTHOUSE MEDIA GROUP INC, 2 PENN PLAZA, 11TH FLOOR, NEW YORK, NEW YORK 10121 AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

The Parties knowingly and voluntarily sign this Agreement and General Release as of the date(s) set forth below:

PENTHOUSE MEDIA GROUP INC.

By:	/s/ Diane M. Silberstein	By:	/s/ Paul Asher
Diane M. Silberstein		Paul Asher
Vice President, Operations

Date:	4/28/08	Date:	4/30/08

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